UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008
SPANISH BROADCASTING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27823 (Commission File Number)	13-3827791 (IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida (Address of principal executive offices)	33133 (Zip Code)
(305) 441-6901
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
On October 24, 2008, Spanish Broadcasting System, Inc. (the “Company”) entered into a letter agreement with BC Media Funding Company II, LLC, as agent for Media Funding Company, LLC, successors in interest to the rights of WDLP Broadcasting Company, LLC and Robin Broadcasting Company, LLC, for the early extinguishment of the $18,500,000 non-interest bearing promissory note due January 2, 2009 (the “Note”).
Pursuant to the letter agreement, the Company received a discount of $150,000 and only paid $18,350,000 (the “Payoff Amount”) in full satisfaction due under the Note. The Company used cash on hand and $15.0 million of proceeds drawn down from the revolving credit facility to satisfy the Payoff Amount.
In addition, on October 24, 2008, the Company was released from all obligations and liabilities security interests, pledges, liens, mortgages, assignments or other interests granted by the Company and its subsidiaries pursuant to the security agreement, the pledge agreement, the Note and any and all documentation related to the loan documents.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On October 22, 2008, the Company received a notification letter (the “Letter”) from The Nasdaq Stock Market (“NASDAQ”), notifying the Company that NASDAQ has suspended, for a three-month period, effective October 16, 2008, the enforcement of the rule requiring a minimum bid price and market value of publicly held shares (the “Rule”). NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension period. NASDAQ has stated that, given the current extraordinary market conditions, this suspension will remain in effect through Friday, January 16, 2009 and that the Rule will be reinstated on Monday, January 19, 2009, and the first relevant trade date will be Tuesday, January 20, 2009.
The Company received a Staff Deficiency Letter from NASDAQ on August 20, 2008 indicating that the minimum bid price of the company’s common stock had fallen below $1.00 for 30 consecutive trading days, and that it was therefore not in compliance with NASDAQ Marketplace Rule 4450(b). The notice further provided that in accordance with the NASDAQ Marketplace Rules, the Company will be provided 180 calendar days, or until February 17, 2009, to regain compliance with the minimum bid price requirement.
The Company had 124 calendar days remaining in its compliance period as of October 16, 2008, the effective date of NASDAQ’s suspension. Upon reinstatement of the rules on January 19, 2009, the Company will have the same number of days remaining, or until May 26, 2009, to regain compliance. The Company may regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1.00 closing bid price for a minimum of 10 consecutive trading days.
During this interim period, the Company’s common stock is expected to continue to trade on The NASDAQ Global Market. If compliance with Marketplace Rule 4450(b) cannot be demonstrated by May 26, 2009, the Company’s common stock will be subject to delisting from The NASDAQ Global Market.

The Company intends to use all reasonable efforts to maintain the listing of its common stock on the Nasdaq Global Market, but there can be no guarantee that the Company will regain compliance with the continued listing requirements, or will be able to demonstrate a plan to sustain compliance in order to avoid delisting from the Nasdaq Global Market.
The full text of the Company’s notification from The NASDAQ Stock Market is filed with this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits.

99.1	—	Letter to the Company from The NASDAQ National Market, dated October 22, 2008.

99.2	—	Press Release, dated October 29, 2008, announcing receipt of NASDAQ letter.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)
October 29, 2008	By:	/s/ Joseph A. García
Joseph A. García
Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary

Exhibit Index

Exhibit No.		Description

99.1	—	Letter to the Company from The NASDAQ National Market, dated October 22, 2008.

99.2	—	Press Release, dated October 29, 2008, announcing receipt of NASDAQ letter.

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